Oxford Finance Corporation Declares Second Quarter Dividends Totaling $0.19 Per Share, Including a Special Dividend

ALEXANDRIA, Va., June 2 /PRNewswire/ — Oxford Finance Corporation today announced that its Board of Directors has declared second quarter 2003 dividends of $0.19 per share, which includes a regular quarterly dividend of $0.09 per share and a special dividend of $0.10 per share, both payable on June 30, 2003 to record holders as of June 13, 2003.

The regular dividend for the second quarter of 2003 is $0.09, or a 29% increase over the $0.07 per share first quarter dividend. This is the fourth consecutive increase in quarterly dividend since the company commenced operations as of March 20, 2002.

The special dividend for the second quarter of 2003 is $0.10, representing the distribution of the prepayment fee collected late in the first quarter of 2003 in connection with the early repayment in full of an investment in 3-Dimensional Pharmaceuticals, a portfolio company. Including the prepayment fee, the Company earned a compounded annual return of 19.5% on the investment in this portfolio company.

About Oxford:

Oxford is a financial services company that provides senior secured equipment financing to emerging-growth life science companies. Such financings are generally in the form of loans with equity features, typically warrants. Our investment objectives are to achieve a high level of current income from interest payments and transaction fees from the loans we make to portfolio companies, and to achieve capital gains through an increase in the value of the warrants we expect to receive from our portfolio companies in connection with these loans. We are headquartered in Alexandria, Virginia, with offices in California and Massachusetts.

Forward-Looking Statements:

The information contained is this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Oxford Finance Corporation’s filings with the Securities and Exchange Commission.